EXHIBIT 99.1

CONTACT:	Charles R. Tutterow
Executive Vice President and Chief Financial Officer
864/239-3915

JPS INDUSTRIES, INC. REPORTS IMPROVED THIRD QUARTER

NET INCOME OF $0.13 PER SHARE

GREENVILLE, S.C. (August 24, 2004) – JPS Industries, Inc. (NASDAQ: JPST) today announced results for the third quarter and nine months ended July 31, 2004.

For the third quarter of fiscal 2004, JPS reported a net income of $1.3 million, or $0.13 per diluted share, on sales of $42.0 million compared with a net income of $0.6 million, or $0.06 per diluted share, on sales of $35.2 million in the third quarter of fiscal 2003. For the quarter, sales increased 19.4%.

For the first nine months of fiscal 2004, the Company reported a net income of $2.0 million, or $0.21 per diluted share, on sales of $111.4 million compared with a net loss of $1.6 million, or $(0.17) per diluted share, on sales of $93.5 million for the same period in fiscal 2003.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, stated, “We are pleased with our overall results this quarter. We enjoyed solid revenue growth at Stevens® Roofing, Stevens® Urethane, and JPS Glass, which allowed us to improve our manufacturing performance as a result of higher production levels at each of our facilities. Along with improving demand, we are experiencing increases in raw materials and energy cost, which we intend to pass along wherever they are unable to be offset internally with our ongoing cost reduction initiatives.”

Charles R. Tutterow, JPS’s executive vice president and chief financial officer, stated, “As announced on August 5th, we intend to deregister with the SEC on August 31, 2004 and anticipate that our shares will move to the over-the-counter markets shortly thereafter. We expect future quarterly updates will encompass a similar level of financial detail.”

In conclusion, Mr. Fulbright stated, “There remains enough uncertainty in today’s business environment to preclude us from issuing a detailed forecast for the fourth quarter or full year; however, our performance through nine months gives us an encouraging view for the full year. Finally, we remain confident that our solid market positions, our competitive cost structures, and our solid balance sheet will give us the ability to take advantage of any further market strengthening and other growth opportunities as they occur in each of our businesses.”

JPST Reports Third Quarter Results

August 24, 2004

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to meet the financial obligations in its Credit Agreement), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet Services.

JPST Reports Third Quarter Results

August 24, 2004

JPS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
NET SALES	$42,035	$35,212	$111,413	$93,484
COST OF SALES	34,493	29,557	92,702	80,753

Gross profit	7,542	5,655	18,711	12,731

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	5,275	4,522	14,884	13,785

Operating income (loss)	2,267	1,133	3,827	(1,054)

Interest expense	187	190	575	510

Income (loss) before income taxes	2,080	943	3,252	(1,564)

Provision for income taxes	806	381	1,281	0

Net income (loss)	$1,274	$562	$1,971	$(1,564)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,354,259	9,294,259	9,336,759	9,293,634

Diluted	9,561,442	9,294,259	9,536,692	9,293,634

Basic earnings (loss) per common share	$0.14	$0.06	$0.21	$(0.17)

Diluted earnings (loss) per common share	$0.13	$0.06	$0.21	$(0.17)

Depreciation	$1,312	$1,338	$3,988	$4,100

Capital expenditures	$282	$78	$495	$243

Cash taxes paid	$3	$0	$3	$36

JPST Reports Third Quarter Results

August 24, 2004

JPS INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 31, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash	$746	$661
Receivables	23,652	20,070
Inventory	15,553	13,613
Prepaid expenses and other	3,978	3,468

Total current assets	43,929	37,812

Property, plant and equipment, net	30,399	33,788
Other assets	10,531	11,771

Total assets	$84,859	$83,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,056	$10,062
Accrued salaries, benefits and withholdings	2,737	1,017
Accrued pension costs	1,700	7,446
Other accrued expenses	3,954	3,997
Current portion of long-term debt	1,153	722

Total current liabilities	20,600	23,244

Long-term debt	16,049	14,046
Deferred revenue and postemployment liabilities	41,135	41,045

Total liabilities	77,784	78,335

Shareholders’ equity:
Common stock:
Par value	100	100
Additional paid-in capital	123,254	123,332
Treasury stock (at cost)	(1,749)	(1,895)
Additional minimum pension liability	(49,835)	(49,835)
Accumulated deficit	(64,695)	(66,666)

Total shareholders’ equity	7,075	5,036

Total liabilities and shareholders’ equity	$84,859	$83,371

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